Exhibit 10.7

SOTERA HEALTH COMPANY

2020 OMNIBUS INCENTIVE PLAN

FORM OF STOCK OPTION GRANT NOTICE

Sotera Health Company, a Delaware corporation (the “Company”), pursuant to the Sotera Health Company 2020 Omnibus Incentive Plan and any applicable sub-plan for a particular country, as applicable (together, the “Plan”), has granted to the participant set forth below (the “Participant”), as of the date set forth below (the “Date of Grant”), a stock option to purchase the number of shares of the Company’s Common Stock set forth below (the “Option”). The Option is subject to all of the terms and conditions set forth in this Stock Option Grant Notice (the “Grant Notice”) and the Stock Option Agreement (the “Option Agreement”) and the Plan, both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. In the event of any conflict between the terms of the Grant Notice and the Plan, the terms of the Plan will control.

Participant:	<first_name> <last_name>
Date of Grant:	<award_date>
Total Number of Shares:	<shares_awarded>
Exercise Price per Share:	<exercise_price>
Type of Option:	[Incentive Stock Option]/[Nonstatutory Stock Option]
Expiration Date:	<expiration_date>
Vesting Commencement Date:	<vest_start_date>

Vesting Schedule:

Except as provided below, [•] percent ([•]%) of the Option shall vest and become exercisable on [•], subject to the Participant’s Continuous Service Status not being terminated prior to each such vesting date.

In the event that Participant’s Continuous Service Status is terminated by reason of Participant’s death or Disability, all outstanding unvested Options that would have vested in the two (2) year period immediately following the date of such termination will vest as of the date of Participant’s termination.

<additional_vesting_provisions >

Termination of Continuous Service Status:	Subject to the foregoing, in the event that Participant’s Continuous Service Status is terminated, the provisions of Section 6(f) of the Plan shall apply to the Option.

Change in Control:	In the event the unvested portion of the Option is not assumed or substituted by Acquiror in connection with a Change in Control, such unvested portion of the Option shall vest effective as of the closing of such Change in Control.

In the event that in connection with a Change in Control, the Acquiror does assume or substitute the unvested portion of the Option and Participant’s Continuous Service Status is terminated by the Acquiror without Cause within the twelve (12) month period immediately following the closing of the Change in Control, the unvested portion of the Option shall vest effective as of the date of Participant’s termination.

<additional_Change_in_Control_vesting_provisions>

By clicking “Accept” or otherwise accepting this grant, Participant hereby agrees to all of the following:

•

This Option is granted under and governed by the terms and conditions of this Grant Notice, the Plan, the Option Agreement (including any relevant Country-Specific Addendum), and any ancillary documents, all of which are attached to and made a part of this Grant Notice.

•

Participant acknowledges and agrees that Participant has reviewed the Plan and the Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Option, and fully understands all provisions of the Plan, this Grant Notice and the Option Agreement.

•	Participant acknowledges and agrees that Participant has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time.

•	Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement.

By clicking “Disagree,” Participant declines to accept this Option grant and Participant’s Option grant will be immediately cancelled in its entirety.

SOTERA HEALTH COMPANY

2020 OMNIBUS INCENTIVE PLAN

FORM OF STOCK OPTION AGREEMENT

1. Grant of Option. Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement (the “Agreement”), Sotera Health Company, a Delaware corporation (the “Company”), has granted you (the “Optionee”), as of the Date of Grant set forth in the Grant Notice, an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Grant Notice, at the exercise price per Share set forth in the Grant Notice (the “Exercise Price”) pursuant to the Sotera Health Company 2020 Omnibus Incentive Plan and any applicable sub-plan for a particular country (together, the “Plan”). Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan or in the Grant Notice shall have the meaning ascribed to them in the Plan or in the Grant Notice. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

2. Designation of Option. This Option is intended to be an Incentive Stock Option only to the extent so designated in the Grant Notice, and to the extent it is not so designated or to the extent this Option does not qualify as an Incentive Stock Option, it is intended to be a Nonstatutory Stock Option.

Notwithstanding the above, if designated as an Incentive Stock Option, in the event that the Shares subject to this Option (and all other incentive stock options within the meaning of Section 422 of the Code granted to Optionee by the Company or any Parent or Subsidiary, including under other plans) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Nonstatutory Stock Option, in accordance with Section 5(c) of the Plan.

3. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Grant Notice and with the provisions of Section 6(e) of the Plan or otherwise as set forth below:

(a) Right to Exercise.

(i) This Option may not be exercised for a fraction of a share.

(ii) In the event of Optionee’s death, Disability or other termination of Continuous Service Status, the exercisability of this Option is governed by Section 7 below, subject to the limitations contained in this Section 3.

(iii) In no event may this Option be exercised after the Expiration Date set forth in the Grant Notice.

(b) Method of Exercise.

(i) This Option shall be exercisable by click-through exercise via the web portal made available by the Company’s equity plan administrator and approved by the Company for such purpose, or by any other form of notice approved for such purpose by the Company which shall state Optionee’s election to exercise this Option, the number of Shares in respect of which this Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such notice shall be signed by Optionee (including electronically or by click-through acceptance, if permitted by the Company) and shall be delivered to the Company by such means as are determined by the Company in its discretion to constitute adequate delivery. The giving of such notice shall be deemed to be an undertaking to make payment of the aggregate Exercise Price for the purchased Shares (as described in Section 4 hereof) and to satisfy any applicable Tax-Related Items (as defined below).

(ii) Subject to compliance with Applicable Laws, this Option shall be deemed to be exercised upon receipt by the Company of the appropriate notice of exercise (as described in Section 3(b)(i) hereof).

4. Method of Payment. Payment of the Exercise Price shall be made by a method described in Section 6(d) of the Plan, as determined by the Administrator. Optionee understands and agrees that any cross-border cash remittance made to exercise this Option (or transfer proceeds received upon the sale of Shares) may need to be made through a locally authorized financial institution or registered foreign exchange agency and may require Optionee to provide to such entity certain information regarding the transaction.

5. Responsibility for Taxes. As a condition of the grant, vesting and exercise of the Option, Optionee acknowledges that, regardless of any action taken by the Company or, if different, Optionee’s employer (the “Employer”), the ultimate liability for all income tax, social security contributions (including employer’s social security contributions to the extent such amounts may be lawfully recovered from the Optionee), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (or any equivalent or similar taxes, contributions or other relevant tax-related items in any relevant jurisdiction) or required deductions, withholdings or payments legally applicable to him or her and related to the grant, vesting or exercise of the Option, the issuance or subsequent sale of the Shares subject to the Option, or the participation in the Plan (“Tax-Related Items”) is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Optionee further acknowledges and agrees that Optionee is solely responsible for filing all relevant documentation that may be required in relation to this Option or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company, its Parent, Subsidiaries or Affiliates (the “Company Group”) pursuant to Applicable Laws), such as, but not limited to, personal income tax returns or reporting statements in relation to the grant, vesting or exercise of this Option, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends.

Optionee further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Optionee also understands that Applicable Laws may require varying Option or Share valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Optionee under Applicable Laws.

By entering into this Agreement, Optionee agrees to indemnify the Company, and any relevant Parent, Subsidiary or Affiliate, against all and any liability for any taxes or Tax-Related Items which may arise in respect of or in connection with this Option (or, for the avoidance of doubt, any option granted or provided to Optionee by way of rollover, assumption or replacement of this Option) or the Shares (or, for the avoidance of doubt, other shares or securities) issued or transferred pursuant to the exercise of this Option (or, for the avoidance of doubt, any option granted or provided to Optionee by way of rollover, assumption or replacement of this Option).

Further, if Optionee is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, pursuant to this Agreement and subject to Applicable Laws, Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy Optionee’s Tax Withholding Obligations by (i) withholding from Optionee’s wages or other compensation paid to Optionee by the Company or the Employer, (ii) withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization) without further consent, (iii) withholding Shares that would otherwise be issued upon exercise of the Option or (iv) such other method as determined by the Company.

Depending on the method of satisfying the Tax Withholding Obligations, the Company may pay, withhold or account for such Tax Withholding Obligations by considering applicable minimum statutory withholding amounts or other applicable tax or withholding rates, including maximum applicable rates, in which case Optionee will (depending on the laws of the relevant jurisdiction) receive a refund of any over-withheld or over-paid amount in cash or otherwise be able to claim relief in respect of any such over-withheld or over-paid amount, and will in any event have no entitlement to the Share equivalent.

Optionee agrees to pay to the Company or the Employer any amount of Tax Withholding Obligations that the Company or the Employer may be required to pay, withhold or account for as a result of Optionee’s receipt, vesting or exercise of this Option, the issuance of Shares subject to the Option and/or the disposition of such Shares or Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Optionee fails to comply with his or her obligations in connection with the Tax Withholding Obligations.

Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s receipt, the vesting and/or exercise of the Option, the issuance of Shares subject to the Option and/or the disposition of such Shares. Optionee represents that Optionee has consulted any tax consultants Optionee deems advisable in connection with the receipt, vesting and/or exercise of the Option, the issuance of Shares subject to the Option and/or the disposition of such Shares and that Optionee is not relying on the Company (or the Employer) for any tax advice.

6. Nature of Grant. In accepting this Option, Optionee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c) all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(d) Optionee is voluntarily participating in the Plan;

(e) this Option and the Shares subject to the Option or that were issued pursuant to the exercise of an Option are not intended to replace any pension rights or compensation and are outside the scope of Optionee’s employment contract, if any;

(f) this Option, the Shares that are subject to the Option or that were issued pursuant to the exercise of an Option, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by this Agreement do not create any entitlement to have this Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(h) no entity in the Company Group shall be liable for any foreign exchange rate fluctuation between Optionee’s local currency and the United States Dollar or the selection by the Company or any member of the Company Group in its sole discretion of an applicable foreign exchange rate that may affect the value of this Option (or the calculation of income or Tax-Related Items thereunder) or of any amounts due to Optionee pursuant to the exercise of this Option or the subsequent sale of the Shares.

7. Termination of Relationship. Following the termination of Optionee’s Continuous Service Status, Optionee may exercise this Option only as set forth in the Plan (as modified by the Grant Notice). Unless otherwise approved by the Company, (i) Optionee’s right to vest in this Option will terminate as of such date and will not be extended by any contractual notice period or any period of “garden leave” or any similar notice period mandated under employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any; and (ii) the period (if any) during which Optionee may exercise the vested portion of the Option (if any) after such termination of Optionee’s Continuous Service Status will commence as of such date and will not be extended by any contractual notice period or any period of “garden leave” or any similar notice period mandated under employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any. If Optionee does not exercise this Option within the applicable post-termination exercise period set forth in the Plan (as modified by the Grant Notice), this Option shall terminate in its entirety. In no event may any Option be exercised after the Expiration Date of this Option as set forth in the Grant Notice. To the extent permitted by Section 409A of the Code, if Optionee ceases to be an Employee but continues, or simultaneously commences, services as a Non-Employee Director, Optionee shall be deemed to have had a termination of Continuous Service Status for purposes of this Agreement.

8. Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Administrator regarding any questions relating to this Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Grant Notice and this Agreement, the Plan terms and provisions shall prevail.

9. Data Privacy. Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee’s personal data as described in this Agreement and any other Option grant materials by and among the entities in the Company Group for the purpose of implementing, administering and managing Optionee’s participation in the Plan.

Optionee understands that the Company Group may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.

Optionee understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan. Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Optionee’s country. Optionee authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan. Further, Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If Optionee does not consent, or if Optionee later seeks to revoke his or her consent, or instructs the Company to cease the processing of the Data, his or her Continuous Service Status will not be adversely affected; the only adverse consequence of refusing or withdrawing Optionee’s consent or instructing the Company to cease processing, is that the Company would not be able to grant Optionee Options or other equity awards or administer or maintain such awards. Therefore, Optionee understands that refusing or withdrawing his or her consent may affect Optionee’s ability to participate in the Plan. For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee understands that he or she may consult the Company Group’s relevant privacy policies or contact his or her local human resources representative.

10. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of any Shares issued pursuant to the exercise of the Option. Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before accepting the Option or taking any action related to Option or the Plan.

11. Miscellaneous.

(a) Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit and consent to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in Wilmington, Delaware or the United States District Court for the District of Delaware) and appellate courts thereof, and no other courts, where this grant is made and/or to be performed.

(b) Addendum and Sub-Plans. Notwithstanding any provisions in this Agreement, this Option grant shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Optionee’s country. Moreover, if Optionee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement. Further, the Plan shall be deemed to include any special terms and conditions set forth in any applicable sub-plan for Optionee’s country, and, if Optionee relocates to a country for which the Company has established a sub-plan, the special terms and conditions for such country will apply to Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

(c) Entire Agreement; Enforcement of Rights; Amendment. This Agreement, together with the Plan and the Grant Notice, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior or contemporaneous discussions between them. Except as contemplated by the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement to the extent it would materially and adversely affect the rights of Optionee. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Optionee, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with the Option.

(d) Severability. If one or more provisions of this Agreement, the Grant Notice or the Plan are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties do not reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, the Grant Notice and the Plan, (ii) the balance of this Agreement, the Grant Notice and the Plan shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement, the Grant Notice and the Plan shall be enforceable in accordance with its terms.

(e) Language. If Optionee has received this Agreement, the Grant Notice, the Plan or any other document related to this Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(f) Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on this Option and on any Optioned Stock, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Optionee also acknowledges that the Applicable Laws of the country in which Optionee is residing or working at the time of grant, vesting and exercise of the Option or the sale of Shares received pursuant to the Option (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Optionee to additional procedural or regulatory requirements that Optionee is and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to the Addendum. Notwithstanding any provision herein, the Option and Optionee’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum.

(g) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax, or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail, with postage or shipping charges prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address, email or fax number set forth in the Company’s books and records.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, email or other electronic execution and delivery of this Agreement (including but not limited to execution by electronic signature or click-through electronic acceptance) shall constitute valid and binding execution and delivery for all purposes and shall be deemed to be, and have the effect of, an original signature.

(i) Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Optionee under this Agreement may only be assigned with the prior written consent of the Company.

(j) Electronic Delivery. The Company may, in its sole discretion, decide to deliver to Optionee by email or any other electronic means any documents, elections or notices related to this Agreement, the Option, the Shares issued pursuant to the exercise of the Option, Optionee’s current or future participation in the Plan, securities of the Company or any member of the Company Group or any other matter, including documents, elections and/or notices required to be delivered to Optionee by applicable securities law or any other Applicable Laws or the Company’s Amended Certificate of Incorporation or Bylaws. By accepting this Agreement, whether electronically or otherwise, Optionee hereby consents to receive such documents and notices by such electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.